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                                                                   EXHIBIT 99(a)


                                [KEY LETTERHEAD]


      For Immediate Release:                                Contact: Jim Dean

      Monday, January 25, 1999                              (732) 247-4822


        KEY ENERGY COMPLETES REFINANCING OF BRIDGE LOAN FACILITY; REDUCES
                   NON-RECURRING CHARGES; UPDATES OUTLOOK FOR
                                 SECOND QUARTER

EAST BRUNSWICK, N.J., Jan. 25, 1999 - Key Energy Services, Inc. (NYSE: KEG) announced today that on January 22, 1999 it completed the private offering of 150,000 units consisting of $150,000,000 of its 14% senior subordinated notes due 2009 and 150,000 warrants to purchase 2,032,565 shares of common stock at an exercise price of $4.88125 per share. The cash proceeds from the offering were used to repay substantially all of the remaining $148.6 million principal amount (plus accrued interest) owed under the company's bridge loan facility arranged in connection with the acquisition of Dawson Production Services, Inc. in September 1998.

The company also announced that it expects to reduce its previously announced non-recurring pretax charge of up to approximately $15 million to non-recurring pretax charges of approximately $12.8 million, consisting of an estimated $6.7 million of restructuring costs which will be reported as a non-recurring charge during the second quarter ended December 31, 1998 and an estimated $6.1 million related to the non-cash write-off of unamortized debt issuance costs of the bridge loan facility which will be reported as an extraordinary item in the third quarter ending March 31, 1999.

While results for the second quarter have not yet been consolidated or reviewed, the company currently expects its second quarter operating loss (excluding non-recurring charges), to be in the range of ($0.25) to ($0.30) per basic share. The loss is expected to be greater than the previously announced range of ($0.12) to ($0.15) per basic share as a result of market conditions that weakened during the last three weeks of December, including a near shutdown of drilling, workovers and completions in oil regions. In addition, the company expects reported EBITDA for the second quarter to be approximately $25 million and after-tax cash flow per share (excluding non-recurring charges) to be in the range of $0.55 to $0.60 per basic share, versus the previously announced expectation that it would exceed $0.80 per basic share. The company's financial results for the second quarter are expected to be announced during the week of February 8, 1999.

Thus far in January, the company has experienced improvement in rig utilization as evidenced by sequential weekly increases in rig hours, representing a marked increase in rig utilization relative to levels achieved at the end of December. As a result of an increase in capital spending by major and independent oil producers in January over November and December levels, the company believes a modest recovery will continue to take place. A substantial recovery, however, remains more difficult to predict and is


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based in any event upon a sustained recovery in oil prices leading to material increases in spending by oil and gas firms that operate in the company's markets.

Reacting to the prolonged industry downturn, the company has taken the following steps in recent months: (i) a reduction in operating costs expected to exceed $20 million on an annualized basis; (ii) modifications to certain of its senior credit facility financial covenants giving the company additional flexibility to endure the current industry downturn; (iii) a reduction in expected annualized capital expenditures below $30 million; and (iv) the aforementioned refinancing of the bridge loan facility. As a result of these measures, the company believes that it has positioned itself to withstand the current industry downturn. Until such time as oil prices recover to historically normal levels, the company anticipates that in the interim it will continue to generate positive free cash flow, despite the possibility of also reporting quarterly net losses.


      Key Energy is the world's largest rig-based well servicing firm, owning approximately 1,420 well service rigs, 1,130 oilfield trucks and 75 drilling rigs. The company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production. The company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina and Canada.

      Certain comments contained in this news release concerning the business outlook and anticipated financial results of the company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the company has identified these "forward-looking statements" by words such as "expects", "believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

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